SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

Amegy Bancorporation, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by: Amegy Bancorporation, Inc.

Pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Subject Company: Amegy Bancorporation, Inc.

Commission File No. 000-22007

On July 22, 2005, Amegy Bancorporation, Inc. issued the following communication:

Friday afternoon

July 22, 2005

Dear Colleagues:

It has been a whirlwind couple of weeks—and I hope you agree with me that they have been good. I sincerely believe our merger with Zions will take us to the next level in our evolution and development. I hope you saw their earnings announcement yesterday and can see what a fine company it is. I am attaching their release in the event that you didn’t.

Our earnings were announced today. I believe that while our core growth is strong — thanks to all the hard work and dedication of each of you — the continued pressure on the net interest margin only emphasized one of our major reasons for determining if now was the best time to form a partnership with a larger organization. I believe the time was right and the partner is right.

In the next few weeks you will begin to receive more communications. I am not sure if you are aware of the legal constraints a public company is under when merger discussions are going on. I am sure it was frustrating for you that rumors and misinformation were rather freely being bandied about. From this point forward, my commitment to you is to let you know all possible information as soon as it is available. The proxy that is required for our shareholders, and that includes many of you, will be filed as soon as possible. After that filing, we will be able to talk more freely.

I know you have questions. Scott McLean is leading our integration team which had its first meeting with Zions on Wednesday. As plans and decisions are made, we will let you know promptly. A special e-mail and hotline have been set up for you for both your personal questions and those of our customers. In many cases, we simply don’t have the information or answers yet.

I would like to reiterate how strongly, Walter, Scott and I feel about this partnership. We are joining forces with a premier banking franchise that appreciates relationships. Like us, Zions recognizes that for individuals and business owners to be successful, they need access to decision makers who have an interest in seeing their communities grow. They understand the importance of people, products and service. Those are the same traits that have characterized our history and culture since our founding. We believe they will serve our shareholders, customers and employees for many years to come.

Thanks again for your dedication and commitment.

Additional Information and Where to Find it

Zions Bancorporation will file a Form S-4, Amegy Bancorporation, Inc. will file a proxy statement and both companies will file other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE FORM S-4 AND PROXY STATEMENT WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Zions free of charge by contacting: Investor Relations, Zions Bancorporation, One South Main Street, Suite 1134, Salt Lake City, Utah 84111, (801) 524-4787. You may obtain documents filed with the SEC by Amegy free of charge by contacting: Controller, Amegy Bancorporation, Inc., 4400 Post Oak Parkway, Houston, Texas 77027, (713) 235-8800.

Participants in Solicitation

Zions Bancorporation, Amegy Bancorporation, Inc., and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from Amegy’s shareholders in connection with the merger. Information about the directors and executive officers of Zions and their ownership of Zions stock is set forth in the proxy statement for Zions’ 2005 Annual Meeting of Shareholders. Information about the directors and executive officers of Amegy and their ownership of Amegy stock is set forth in the proxy statement for Amegy’s 2005 Annual Meeting of Shareholders. Investors may obtain additional information regarding the interests of such participants by reading the Form S-4 and proxy statement for the merger when they become available.

Investors should read the Form S-4 and proxy statement carefully when they become available before making any voting or investment decisions.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this document contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Zions Bancorporation and Amegy Bancorporation, Inc., including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Zions’ and Amegy’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Amegy shareholders to approve the transaction; the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in Amegy’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site http://www.sec.gov. Amegy disclaims any obligation to update and revise statements contained in this presentation based on new information or otherwise.